Exhibit 99.2

NEWS RELEASE

GRAY ANNOUNCES $75 MILLION SHARE REPURCHASE AUTHORIZATION

Atlanta, Georgia – November 8, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) announced today that its Board of Directors has authorized the Company to repurchase up to an additional $75 million of its outstanding common stock (GTN) prior to December 31, 2019.

This authorization is in addition to existing authorization for the Company to repurchase up to an aggregate of 5,000,000 shares of its common stock and Class A common stock at such times as management deems appropriate, subject to any contractual or other restrictions. As of November 4, 2016, the Company had authority to purchase 279,200 shares of our common stock and Class A common stock under the previous authorization, which did not have a termination date.

The Company previously has stated that its Board would closely review its capital allocation throughout 2016 and would consider modifications following the political election season and the conclusion of the FCC’s broadcast spectrum auction. The Board decided to act at this time, however, based upon its determination that current market prices undervalue the Company’s long-term value, which provides an opportunity for a return of capital to stockholders.

Gray Chairman and CEO Hilton H. Howell, Jr., explained, “Reducing our debt level remains a high priority for Gray as we end this political season. But we also see this as an opportunity to provide a return of capital to our stockholders. We therefore intend to judiciously exercise our new authority to repurchase stock while keeping a close eye on our leverage. Simply put, we anticipate that the total repurchases in any year would range between 10% and 20% of our free cash flow.”

The extent to which the Company repurchases its shares, the number of shares and the timing of any repurchases will depend on general market conditions, regulatory requirements, alternative investment opportunities and other considerations. The repurchase program does not require the Company to repurchase a minimum number of shares, and it may be modified, suspended or terminated at any time without prior notice. This new authorization prohibits the Company from purchasing shares directly from the Company’s officers, directors, or the Gray Television, Inc. Capital Accumulation Plan (401K plan).

As of November 4, 2016, Gray has 66,285,797 shares of common stock outstanding and 6,404,862 shares of Class A common stock outstanding. Shares repurchased will be held as treasury shares and may be used for general corporate purposes including, but not limited to, satisfying obligations under our employee benefit plans and long-term incentive plan.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

About Gray Television:

Gray Television, Inc. (NYSE: GTN and GTN.A) is a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States.  We currently own and/or operate television stations across 51 television markets that collectively broadcast over 190 program streams including 36 channels affiliated with the CBS Network, 27 channels affiliated with the NBC Network, 19 channels affiliated with the ABC Network and 14 channels affiliated with the FOX Network.  We own and/or operate the number-one or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 9.5 percent of total United States television households.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the federal securities laws.  These “forward-looking statements” are statements other than statements of historical fact and may relate to, among other things, the timing and amount of any stock repurchases, and our liquidity position.  Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release.  All information set forth in this release is as of November 8, 2016.  We do not intend, and undertake no duty, to update this information to reflect future events or circumstances.  Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, each of which is on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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